===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          UNITED PARCEL SERVICE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [LOGO OF UPS APPEARS HERE]

             55 Glenlake Parkway, NE, Atlanta, Georgia 30328

                    Notice of Annual Meeting of Shareowners

                                 May 12, 2000

To our Shareowners:

  The Annual Meeting of Shareowners of United Parcel Service, Inc., a Delaware corporation, will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 12, 2000, at 9:00 a.m., for the following purposes:

  1. To elect a Board of Directors to serve until the next annual meeting of shareowners;

  2. To ratify the appointment of Deloitte & Touche LLP, independent auditors, as our auditors for the year ending December 31, 2000;

  3. To amend our Restated Certificate of Incorporation to modify the definition of a "permitted transferee" as it applies to lending institutions; and

  4. To transact such other business as may properly come before the meeting.

  Our Board of Directors has fixed the close of business on March 15, 2000 as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting.

                                          /s/ Joseph R. Moderow
                                          Joseph R. Moderow
                                              Secretary

Atlanta, Georgia

March 27, 2000

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE.

   CLASS A SHAREOWNERS--PLEASE BE AWARE THAT FIRST UNION NATIONAL BANK DOES
   -------------------
 NOT HAVE AUTHORITY TO VOTE YOUR SHARES ON YOUR BEHALF. IN ORDER FOR YOUR SHARES TO BE VOTED YOU MUST SIGN AND RETURN THE ENCLOSED PROXY.

                 [LOGO OF UNITED PARCEL SERVICE APPEARS HERE]

             55 Glenlake Parkway, NE, Atlanta, Georgia 30328

                                                            March 27, 2000

                                PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of United Parcel Service, Inc. in connection with the Annual Meeting of Shareowners to be held on May 12, 2000 and is being mailed with this proxy statement to our shareowners on or about March 27, 2000. You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent proxy or by voting in person at the meeting.

  In this Proxy Statement, the terms "we" and "us" include both United Parcel Service, Inc. and United Parcel Service of America, Inc. In October 1999, the shareowners of United Parcel Service of America, Inc. approved the merger of that company with a subsidiary of United Parcel Service, Inc. As a result of the merger, which was completed in November 1999, United Parcel Service of America, Inc. became a wholly owned subsidiary of United Parcel Service, Inc.

  We had 1,032,964,620 shares of our class A common stock (which includes our class A-1, class A-2 and class A-3 common stock) and 109,400,000 shares of our class B common stock outstanding and entitled to vote at the close of business on March 15, 2000. Holders of class A common stock are entitled to ten votes per share and holders of class B common stock are entitled to one vote per share on all matters voted on by shareowners. However, the voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, that beneficially own more than 25% of our voting power are limited so that such shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power. The shares of class A and class B common stock are our only securities entitled to be voted at our Annual Meeting of Shareowners. Only shareowners of record at the close of business on March 15, 2000 will be entitled to vote at the Annual Meeting. In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available at the place of the Annual Meeting on May 12, 2000 and at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, for 10 days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m.

  Our Bylaws provide that at any meeting of shareowners, the holders of a majority of our issued and outstanding common stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. The ratification of the appointment of Deloitte & Touche LLP as independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon. An abstention will be counted as a vote against the ratification of Deloitte & Touche LLP as independent auditors. With respect to broker non-votes, the shares will be considered present at the meeting for quorum purposes. The approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Accordingly, both abstentions and broker non-votes will have the effect of a vote against the adoption of the amendment to our Restated Certificate of Incorporation. No cumulative rights are authorized and dissenters' rights are not applicable to the matters being voted upon.

                             ELECTION OF DIRECTORS
                                (Proposal No. 1)

  All shares of stock represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified in the proxy by the shareowners. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the following persons as directors. If elected, they will serve until the next annual meeting and until the election and qualification of their successors. All directors are elected annually.

Nominees

  A Board of 13 directors will be elected at the Annual Meeting. All of the current directors have been nominated for re-election, except that John W. Rogers has declined to stand for re-election. John W. Alden announced his retirement from the Board in August 1999, which took effect in February 2000.

  Set forth below is biographical information concerning each of the nominees for election as a director.

[Photo of
William H. Brown, III William H. Brown, III    Age 72             Director
appears here]                                                     since 1983
                      Senior Counsel to the law firm of Schnader Harrison Segal & Lewis LLP in Philadelphia, Pennsylvania

                      Bill received a bachelor's degree from Temple University in 1952 and graduated from the University of
                      Pennsylvania School of Law in 1955. From 1955 to 1968, Bill practiced in a small law firm from which four of seven partners became federal judges, and three others became state judges. In 1968, he became a Deputy
                      District Attorney in Philadelphia. Bill was appointed to the U.S. Equal Employment Opportunity Commission by President Johnson in 1968 and was selected as its Chairman by President Nixon in 1969. While with the
                      EEOC, he won nationwide attention for his work in negotiating a consent decree in the EEOC complaint against AT&T. Bill joined his current firm after leaving his EEOC post in 1973. Since then, his broad experience in litigation and other matters includes handling a number of legal matters on behalf of UPS.
                      ---------------------------------------------------------

[Photo of
Robert J. Clanin      Robert J. Clanin         Age 56             Director
appears here]                                                     since 1996
                      UPS Senior Vice President, Treasurer and Chief Financial
                      Officer

                      Bob joined UPS in 1971 as a part-time accounting clerk
                      in the Metro Chicago District. Two years later he was promoted to Accounting Manager. In 1979 he was named Wisconsin District Controller and worked in Corporate Finance and Accounting before accepting the position of Southwest Region Controller in 1987. Bob returned to corporate in 1989 as Treasury Manager and then Finance Manager prior to assuming responsibilities for his current position in 1994. Bob received a bachelor's degree from Bradley University in Business Administration. Bob is also a director of the Georgia Council on Economic Education and Overseas Partners Ltd.
                      ---------------------------------------------------------

[Photo of
Michael L. Eskew      Michael L. Eskew         Age 50             Director
appears here]         UPS Executive Vice President                since 1998

                      Mike joined UPS in 1972, after he received a Bachelor of Science Degree in Industrial Engineering from Purdue University. He attended graduate school at Butler University and completed the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mike was responsible for all industrial engineering activities in Germany when the Company began its international expansion into Germany. In 1982, he was named Industrial Engineering ("I.E.") Manager of our Northwest Region. He was in charge of I.E. for the Air Group from 1984 to 1991. Mike was a District Manager in the Central Jersey District from 1991 to 1993, and was promoted to Corporate I.E. Manager in 1993. He was appointed Executive Vice President in 1999.

[Photo of
James P. Kelly
appears here]         James P. Kelly           Age 56             Director
                                                                  since 1991
                      UPS Chairman of the Board and Chief Executive Officer

                      Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He entered supervision two years later and was promoted to Center Manager in 1968. Subsequent assignments included Package Division Manager and Labor Relations Manager in the Metro Jersey
                      District. By attending night school during that period, he earned a degree in Management from Rutgers
                      University. Jim was named Atlantic District Manager in 1979 and later served as Pacific Region Labor Relations Manager before being promoted to North Central Region Manager in 1985. In 1988, he was assigned as a Corporate Labor Relations Manager and became U.S. Operations Manager in 1990. In June 1992, Jim became Chief
                      Operating Officer and in February 1994, he became Executive Vice President. From May through December
                      1996, Jim was Vice Chairman of the Board. In January 1997, he was elected the Chief Executive Officer and Chairman of the Board of the Company. Jim also is a director of Georgia-Pacific Corporation.
                      ---------------------------------------------------------

[Photo of
Ann M. Livermore
appears here]         Ann M. Livermore         Age 41             Director
                      Vice President of Hewlett-Packard Company   since 1997

                      Ann is vice president of Hewlett-Packard Company ("HP") and President of its Enterprise and Commercial Business. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division
                      in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a vice president of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in
                      1996. In 1997, she took on responsibility for HP's software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization. Born in Greensboro, N.C., Ann holds a bachelor's degree in Economics from the University of North Carolina at Chapel Hill and an
                      M.B.A. from Stanford University. Ann is also on the
                      board of visitors of the Kenan-Flagler Business School
                      at the University of North Carolina at Chapel Hill.
                      ---------------------------------------------------------

[Photo of
Gary E. MacDougal
appears here]         Gary E. MacDougal        Age 63             Director
                                                                  since 1973
                      Former Chairman of the Board and Chief Executive Officer of Mark Controls Corporation

                      From 1963 to 1968, Gary was with McKinsey & Co., an international management consulting firm, where he became a partner. From 1969 to 1987, Gary was Chairman and Chief Executive Officer of Mark Controls Corporation, a flow control products manufacturer. In 1988, he became honorary Chairman. Also in 1988, Gary was assistant campaign manager in the Bush presidential campaign, and in 1989 was appointed by President Bush as a delegate and alternate representative in the U.S. delegation to the United Nations. He is a Director of the Bulgarian American Enterprise Fund and a trustee of the Annie E. Casey Foundation. From 1993 to 1997, he was Chairman of the Governor's Task Force on Human Service Reform for the State of Illinois. Gary received his bachelor's degree from the University of California at Los Angeles in Engineering in 1958. After receiving his degree, he spent three years as a U.S. Navy officer. Following service, Gary attended Harvard Business School where he received his M.B.A. degree. He serves as an advisory director of Saratoga Partners, a New York-based venture capital fund.

[Photo of
Joseph R. Moderow
appears here]         Joseph R. Moderow        Age 51             Director
                                                                  since 1988
                      UPS Senior Vice President, Secretary and Legal & Public
                      Affairs Group Manager

                      In 1986, Joe was named Legal & Regulatory Group Manager and elected Senior Vice President and Secretary. He assumed additional responsibility for Public Affairs in 1989. Joe began his UPS career in 1968 as a sorter and unloader in the South California District while an undergraduate student. He earned a bachelor's degree in Economics from California State University and a law degree from Western State University. He is a member of the State Bar of California. Joe was promoted into supervision in 1973 and later served as the Arizona District Industrial Engineering Manager. In 1977, he was assigned to the National Legal & Regulatory Group. In 1981, Joe participated in the President's Commission on Executive Exchange in Washington, DC where he served in the U.S. Department of Labor. In 1982, Joe became the West Virginia District Manager. He was then assigned to the national Labor Relations group and later headed the operations team during the start-up of international air service.
                      ---------------------------------------------------------

[Photo of
Kent C. ("Oz") Nelson
appears here]         Kent C. ("Oz") Nelson    Age 62             Director
                                                                  since 1983
                      Former UPS Chairman of the Board and Chief Executive
                      Officer

                      Oz graduated from Ball State University in 1959 with a bachelor's degree in Business Administration. Two days later he began his UPS career as a Sales and Customer Service Representative in Kokomo, Indiana. He served as Customer Service Manager in the Indiana, North Illinois and Metro Chicago Districts as well as the North Central Region. In 1973, Oz assumed national customer development responsibilities. He served first on the study team and then on the team that implemented our service in Germany in 1976. In 1978, he was named National Customer Service Manager and was also assigned to develop our Marketing Department. Oz was elected Senior Vice President in 1983 and was our Finance Group Manager and Chief Financial Officer from 1984 to 1987.
                      He became Executive Vice President in 1986 and Vice Chairman of the Board in February 1989. In November
                      1989, Oz succeeded Jack Rogers as Chief Executive
                      Officer and Chairman of the Board. In January 1997, Oz retired as Chief Executive Officer and Chairman of the Board of the Company. He also serves as a director of Columbia/HCA Healthcare Corporation.
                      ---------------------------------------------------------

[Photo of
Victor A. Pelson
appears here]         Victor A. Pelson         Age 62             Director
                      Senior Advisor, Warburg Dillon Read, LLC    since 1990

                      Vic is a Senior Advisor to Warburg Dillon Read, LLC, investment bankers, a position he has held since 1996. He was associated with AT&T from 1959 to March 1996, and at the time of his retirement was Chairman of Global Operations and a member of the Board of Directors. He is a director of Eaton Corp., Dun & Bradstreet, Dynatech Corp. and Carrier 1 International, S.A. He is also Chairman of the Board of Trustees of New Jersey Institute of Technology.

[Photo of
Charles L. Schaffer
appears here]         Charles L. Schaffer      Age 54             Director
                                                                  since 1992
                      UPS Senior Vice President and Chief Operating Officer

                      Chuck joined UPS in 1970 as a part-time loader/unloader in the Metro Chicago District. He was later promoted to hub supervisor, and became a full-time personnel supervisor in 1973 after graduation from the University of Illinois, where he earned a bachelor's degree in Quantitative Methods. He was assigned to Industrial Engineering ("I.E.") in 1974, and became a member of the West Region I.E. staff in 1977. Chuck was promoted to Missouri District I.E. Manager in 1978. Chuck then held a variety of package and hub operations assignments before being named North Illinois I.E. Manager in 1981. He was promoted to Midwest Region I.E. Manager in 1984. In 1986, Chuck was named Arizona District Manager. In 1988, he became the Technology Task Group Coordinator in Strategic Planning, and was promoted to Corporate Plant Engineering Manager in 1989. Chuck became our Engineering Group Manager in 1990 and in 1996 he was promoted to U.S. Operations Manager. In 1997, Chuck became our Chief Operating Officer. Chuck is also a member of the Board of Trustees for Kettering University.

                      ---------------------------------------------------------

[Photo of
Lea N. Soupata        Lea N. Soupata           Age 49             Director
appears here]                                                     since 1998
                      UPS Senior Vice President and Human Resources Group
                      Manager

                      A native of New York City, Lea joined UPS in 1969 and is now responsible for the human resources function for approximately 344,000 employees worldwide. Following several assignments with UPS in Human Resources, Sales and Operations, Lea became the Human Resources Manager in our North New England and Metro New York Districts. Lea also served as Regional Human Resources Manager for the East and East Central Regions. In 1990, Lea became the District Manager of the Central New York District. She was transferred in 1994 to the Company's corporate office as Vice President of Human Resources prior to being named to her current position. Lea serves as chair of The UPS Foundation, our charitable arm, and has been active in a number of community services programs, including United Way. She is also a trustee of the Annie
                      E. Casey Foundation, the world's largest philanthropic foundation dedicated to helping disadvantaged children.

                      ---------------------------------------------------------

[Photo of
Robert M. Teeter      Robert M. Teeter         Age 61             Director
appears here]         President of Coldwater Corporation          since 1990

                      Bob is a graduate of Albion College and holds a master's degree from Michigan State University. He is president of Coldwater Corporation, a Michigan consulting and research firm that specializes in the areas of strategic planning, policy development and public opinion analysis. For more than 20 years he held several management positions, including President of Market Opinion Research Company, one of the nation's largest marketing research firms. Bob is also a director of the Bank of Ann Arbor.


                      ---------------------------------------------------------

[Photo of
Thomas H. Weidemeyer  Thomas H. Weidemeyer     Age 52             Director
appears here]                                                     since 1998
                      UPS Senior Vice President and Transportation and
                      Engineering Group Manager; President, UPS Airlines

                      Tom joined UPS in 1972 in National Personnel after receiving his Law Degree from the University of North Carolina Law School and his Bachelor's Degree from Colgate University. In 1974, he moved to the Metro Detroit District and worked in various operations assignments. In 1978, he joined our Legal Department. In 1986, he was promoted to District Manager of Arkansas and later helped set up our Northwest Ohio District. Tom became Manager of the Americas Region in 1989, and in that capacity established the delivery network throughout Central and South America. In 1990, Tom became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Tom became Manager of the Air Group and a member of the Management Committee that same year. He serves on the Board of Directors of the Air Transport Association of America and is a member of the Military Airlift Committee. He also serves on the Board of the National Center for Family Literacy and the General Aviation Manufacturers Association.

          The Board of Directors recommends that shareowners vote FOR
                                                                  ---
                  the election of the directors named above.

Meetings of the Board of Directors

  Our Board of Directors held five meetings during 1999, of which four meetings took place while we were United Parcel Service of America, Inc. and one meeting took place while we were United Parcel Service, Inc. During 1999, each of our directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

Committees of the Board of Directors

  Our Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Salary Committee and a Nominating Committee.

  Messrs. Alden, Clanin, Eskew, Kelly, Moderow, Schaffer and Weidemeyer and Ms. Soupata served as members of the Executive Committee throughout 1999. This Committee may exercise all powers of the Board of Directors in the management of our business and affairs except for those powers expressly reserved to the Board under Delaware law. In 1999, this Committee held 15 meetings.

Mr. Brown and Ms. Livermore served as members of the Audit Committee throughout 1999. Mr. Pelson has served as a member of the Committee since November 1999. The primary responsibilities of the Audit Committee are to:

  . recommend annually the independent auditors for appointment by the Board,

  .  review the scope of the audit made by the independent auditors,

  .  review the audit reports submitted by the independent auditors,

  . review the annual program for the internal audit of records and procedures,

  .  review audit reports submitted by the internal auditing staff,

  .  conduct such other reviews as the Audit Committee deems appropriate, and

  . make reports and recommendations to the Board within the scope of its functions.

In 1999, this Committee held nine meetings.

  Messrs. Pelson and MacDougal served as members of the Compensation Committee throughout 1999. Mr. Rogers served as a member of the Committee until November 1999, and Ms. Livermore has served as a member of the Committee since November 1999. The primary responsibility of this Committee is to set the compensation of our Chairman and Chief Executive Officer and to set the compensation of other executive officers based upon the recommendation of our Chief Executive Officer. The Committee is also responsible for administering the United Parcel Service, Inc. Incentive Compensation Plan. In 1999, the Compensation Committee held two meetings, one of which took place while we were United Parcel Service of America, Inc., and at which time this Committee was known as the Officer Compensation Committee, and one of which took place while we were United Parcel Service, Inc. See "Compensation of Executive Officers and Directors -- Compensation of Directors."

  Messrs. Clanin and Kelly and Ms. Soupata served as members of the Salary Committee throughout 1999. This Committee determines the compensation for all management employees other than executive officers. In 1999, the Salary Committee held 11 meetings.

  Messrs. Nelson, Rogers and Teeter served as members of the Nominating Committee throughout 1999. This Committee recommends nominees for election to the Board. The Nominating Committee will consider recommendations for nominees for directors submitted by shareowners who beneficially own at least $1,000 in current value of our shares entitled to be voted at the annual meeting of shareowners. Qualifying shareowners who wish the Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Committee, care of our Secretary, at our principal executive offices. Under our Bylaws, any director nominations for the 2001 Annual Meeting of Shareowners must be received by our Secretary not later than November 27, 2000. According to our Bylaws, such nominations should set forth the following information:

  . as to each person whom the shareowner proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934. This information includes the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  . as to the shareowner making the nomination, (1) the name and address of such shareowner and (2) the class and number of shares of our common stock which are beneficially owned by such shareowner.

  In 1999, the Nominating Committee held two meetings.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table describes the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than five percent of the outstanding shares of either our class A common stock or class B common stock, (2) each director, (3) our Chief Executive Officer and each of our four highest paid executive officers during 1999 and (4) all directors and executive officers as a group:

                                         Common Stock Held as of February 14, 2000(1)
                          -----------------------------------------------------------------------------------
                                                             Additional Shares
                                                                in which the
                                                              Beneficial Owner
                                                                   Has or
                                                              Participates in
                             Number of         Options         the Voting or             Total Shares
                          Shares Owned(2) Exercisable within     Investment           Beneficially Owned
                             (Directly        60 Days(3)          Power(4)                    and
Name                          Owned)       (Option Shares)   (Indirectly Owned)      Percent of Total(10)
----                      --------------- ------------------ ------------------      ------------------------
John W. Alden...........       397,794          34,574                  --                 432,368    0.04%
William H. Brown, III...        83,280           2,016                  --                  85,296    0.01
Robert J. Clanin........       396,972          20,744           43,738,254(5)(6)       44,155,970    3.65
Michael L. Eskew........       231,310          13,484           43,738,254(5)(6)       43,983,048    3.63
James P. Kelly..........       419,747          43,794           43,738,254(5)(6)       44,201,795    3.65
Ann M. Livermore........         9,458             --                   --                   9,458    0.00
Gary E. MacDougal.......        70,982           2,016           41,640,956(5)          41,713,954    3.45
Joseph R. Moderow.......       309,124          31,692           46,158,456(5)(7)       46,499,272    3.84
Kent C. Nelson..........       444,429          65,690           46,158,456(5)(7)       46,668,575    3.85
Victor A. Pelson........        24,688           2,016                  --                  26,704    0.00
John W. Rogers..........       200,000             --                   --                 200,000    0.02
Charles L. Schaffer.....       365,233          30,540            2,337,800(8)           2,733,573    0.23
Lea N. Soupata..........       216,020           5,810           48,255,754(5)(6)(7)    48,477,584    4.00
Robert M. Teeter........        65,000           2,016                  --                  67,016    0.01
Thomas H. Weidemeyer....       345,408          22,474            2,097,298(6)           2,465,180    0.20
Shares held by all
 directors and executive
 officers as a group
 (23 persons)...........     5,031,832         365,388           50,593,554(9)          55,990,774    4.62

--------
 (1) All shares listed are shares of our class A common stock. Our directors and executive officers do not own any shares of our class B common stock, except that Mr. Kelly owns one share.

 (2) Includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Also includes shares held by immediate family members as follows:
     Alden -- 33,808; Clanin -- 167,116; Eskew -- 41,800; Kelly -- 61,223;
     MacDougal -- 2,000; Moderow -- 45,230; Nelson -- 30,708; Schaffer --
      43,840; Weidemeyer -- 10,550; and all directors and officers as a group -- 531,518. Each named individual disclaims all beneficial ownership of such shares. Excludes shares that may be acquired through stock option exercises.
 (3) Represents shares that can be acquired through stock option exercises through April 14, 2000.
 (4) None of the directors and officers listed, nor members of their families, has any direct ownership rights in the shares listed in this column. See footnotes 5 and 6 to this table.

 (5) Includes 41,640,956 shares owned by the Annie E. Casey Foundation, Inc., of which Messrs. Clanin, Eskew, Kelly, MacDougal, Moderow and Nelson, Ms. Soupata, and other non-UPS persons constitute the corporate Board of Trustees.
 (6) Includes 2,097,298 shares held by the UPS Foundation, Inc., a company sponsored charitable foundation of which Messrs. Clanin, Eskew, Kelly and Weidemeyer, Ms. Soupata and an executive officer not listed above, are trustees.
 (7) Includes 4,517,500 shares held by various trusts of which Messrs. Moderow and Nelson and Ms. Soupata are co-fiduciaries.
 (8) Includes 2,337,800 shares held by an employee benefit plan of which Mr. Schaffer is a trustee.
 (9) Includes shares held by the foundations, employee benefit plans and trusts of which directors and executive officers listed are trustees or fiduciaries. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(10) Calculated on the basis of the amount of outstanding shares (both class A and class B common stock), plus the shares which may be acquired by the named individual upon the exercise of outstanding stock options through April 14, 2000.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The following table shows the cash compensation paid or to be paid by us or any of our subsidiaries, as well as other compensation paid or accrued, during the last three fiscal years to our Chief Executive Officer and our other four highest paid executive officers during 1999. These officers are referred to as our Named Executive Officers.

                          Summary Compensation Table

                                                              Long Term
                                                             Compensation
                                                                Awards
                                                             ------------
                                                Annual
                                             Compensation     Securities
                                           -----------------  Underlying
                                                                Stock        All Other
Name and Principal Position           Year  Salary  Bonus(2)  Options(3)  Compensation(4)
---------------------------           ---- -------- -------- ------------ ---------------
James P. Kelly....................... 1999 $882,000 $614,806   159,517        $25,348
 Chairman of the Board and            1998 $771,500 $319,277   100,936        $ 4,800
 Chief Executive Officer              1997 $717,500 $169,647    43,242            --


John W. Alden(1)..................... 1999 $626,250 $432,299    88,768        $11,276
 Vice Chairman, Sr. Vice              1998 $588,000 $252,480    76,986        $ 4,800
 President and Business               1997 $550,500 $134,726    38,642            --
 Development Group Manager


Robert J. Clanin..................... 1999 $494,000 $342,448    69,012        $17,322
 Sr. Vice President, Treasurer and    1998 $450,500 $194,620    58,168        $ 4,800
 Chief Financial Officer              1997 $409,000 $102,629    27,602            --


Joseph R. Moderow.................... 1999 $471,000 $325,285    66,645        $18,720
 Sr. Vice President, Secretary and    1998 $442,000 $189,360    58,168        $ 4,800
 Legal & Public Affairs Group Manager 1997 $417,000 $110,160    29,442            --


Charles L. Schaffer.................. 1999 $542,000 $376,638    75,022        $21,337
 Sr. Vice President and               1998 $492,000 $210,400    59,878        $ 4,800
 Chief Operating Officer              1997 $427,500 $113,400    29,902            --

--------
(1) In August 1999, Mr. Alden announced his resignation from the Board of Directors, which took effect in February 2000, and his retirement as an officer, which took effect in March 2000.
(2) Reflects the value of awards accrued under the United Parcel Service, Inc. Incentive Compensation Plan for 1999 and UPS Managers Incentive Plan for 1998 and 1997.
(3) Adjusted in accordance with the 2-for-1 merger exchange ratio related to our merger in November 1999.

(4) Includes $4,800 in each of 1998 and 1999, which reflects the value of class A common stock contributed by us to the accounts of the named individuals pursuant to the UPS SavingsPLUS plan. The additional amounts for 1999 relate to income imputed based on life insurance premiums paid by us on behalf of these officers pursuant to a new distribution election option under the UPS Excess Coordinating Benefit Plan.

Stock Option Grants

  The following table sets forth information concerning option grants to our Chief Executive Officer and our Named Executive Officers in 1999:

                        Stock Option Grants During 1999

                         Number of                                       Potential Realized Value at
                          Class A    % of Total                            Assumed Annual Rates of
                           Shares     Options                           Stock Price Appreciation for
                         Underlying  Granted to  Exercise                        Option Term
                          Options   Employees in Price per Expiration   -----------------------------
Name                     Granted(1)     1999     Share(2)     Date            5%            10%
----                     ---------- ------------ --------- ----------   -------------- --------------
James P. Kelly..........  106,962       1.0%      $21.50    3/31/04(3)  $      635,360 $    1,403,979
                           52,555        .5%      $50.00    11/9/09(4)  $    1,652,578 $    4,187,957
John W. Alden...........   61,122        .6%      $21.50    3/31/04(3)  $      363,068 $      802,285
                           27,646        .3%      $50.00    11/9/09(4)  $      869,321 $    2,203,030
Robert J. Clanin........   47,114        .4%      $21.50    3/31/04(3)  $      279,860 $      618,417
                           21,898        .2%      $50.00    11/9/09(4)  $      688,577 $    1,744,989
Joseph R. Moderow.......   45,842        .4%      $21.50    3/31/04(3)  $      272,304 $      601,720
                           20,803        .2%      $50.00    11/9/09(4)  $      654,145 $    1,657,731
Charles L. Schaffer.....   50,934        .5%      $21.50    3/31/04(3)  $      302,551 $      668,558
                           24,088        .2%      $50.00    11/9/09(4)  $      757,441 $    1,919,503

--------
(1) Adjusted in accordance with the 2-for-1 merger exchange ratio related to our merger in November 1999.
(2) Represents the fair market value on the date of grant. The exercise price may be paid by the delivery of already owned shares, subject to certain conditions.
(3) Reflects options granted under the UPS 1996 Stock Option Plan. Generally, options granted under the 1996 Stock Option Plan may not be exercised until five years from the date of grant, and then from April 1 through April 30 of the exercise year. The last year that options were granted under this plan was 1999.
(4) Reflects options granted under the United Parcel Service, Inc. Incentive Compensation Plan. Generally, options granted under the Incentive Compensation Plan may be exercised between three and ten years from the date of grant.

  Options were granted to our directors under the 1996 Stock Option Plan in March 1999 and under the Incentive Compensation Plan in November 1999. Options will no longer be granted under the 1996 Stock Option Plan, and no options will be granted to directors under the Incentive Compensation Plan in 2000. Beginning in 2001, options to directors will generally be granted only in the first quarter of each year at the discretion of the Board.

Stock Option Exercises and Holdings

  The following table sets forth information concerning stock option exercises in 1999 by our Chief Executive Officer and our Named Executive Officers and the value of these officers' unexercised options as of December 31, 1999:

        Aggregated Option Exercises in 1999 and Year-End Option Values

                                                   Number of Securities      Value of Unexercised
                             Shares               Underlying Unexercised         In-the-Money
                            Acquired     Value   Options at End of 1999(2) Options at End of 1999(3)
Name                     on Exercise(1) Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     -------------- -------- ------------------------- -------------------------
James P. Kelly..........     42,498     $462,166         0/392,085             $-0-/$18,746,131
John W. Alden...........     35,414     $385,127         0/274,444             $-0-/$13,544,172
Robert J. Clanin........      8,586     $ 93,373         0/202,892             $-0-/$ 9,934,653
Joseph R. Moderow.......     32,840     $357,135         0/216,353             $-0-/$10,747,143
Charles L. Schaffer.....     31,552     $343,128         0/225,748             $-0-/$11,101,148

--------
(1) Represents the aggregate number of class A common shares received in 1999 upon exercise of options granted under the UPS 1991 Stock Option Plan, as adjusted pursuant to the 2-for-1 merger exchange ratio in connection with our merger in November 1999.

(2) Represents class A common shares subject to options granted under the UPS 1991 Stock Option Plan, the UPS 1996 Stock Option Plan and the United Parcel Service, Inc. Incentive Compensation Plan. At the time of our initial public offering in November 1999, unexercised options granted under the UPS 1991 Stock Option Plan and UPS 1996 Stock Option Plan were adjusted to reflect the exchange of two shares of the class A common stock of United Parcel Service, Inc. for each share of United Parcel Service of America, Inc. common stock.
(3) Based on the $69.00 closing price of our class B common stock on December 31, 1999.

Retirement Plans

  The following table shows the estimated annual retirement benefit payable on a single-life-only annuity basis to participating employees, including our Chief Executive Officer and our Named Executive Officers, under the UPS Retirement Plan and UPS Excess Coordinating Benefit Plan upon retirement, assumed to occur at age 65. Participating employees are also entitled to receive $16,440 per year, which is the maximum currently payable, in primary Social Security benefits:

                          Estimated Annual Retirement Benefits (as of 12/31/99)
                                      for Years of Service Indicated
                          ------------------------------------------------------
Average Final Earnings     15 Years   20 Years   25 Years   30 Years   35 Years
----------------------    ---------- ---------- ---------- ---------- ----------
$  200,000............... $   45,890 $   61,181 $   76,489 $   91,780 $  107,089
$  250,000............... $   58,390 $   77,846 $   97,324 $  116,780 $  136,259
$  300,000............... $   70,890 $   94,511 $  118,159 $  141,780 $  165,429
$  350,000............... $   83,390 $  111,176 $  138,994 $  166,780 $  194,599
$  400,000............... $   95,890 $  127,841 $  159,829 $  191,780 $  223,769
$  450,000............... $  108,390 $  144,506 $  180,664 $  216,780 $  252,939
$  500,000............... $  120,890 $  161,171 $  201,499 $  241,780 $  282,109
$  600,000............... $  145,890 $  194,501 $  243,169 $  291,780 $  340,449
$  700,000............... $  170,890 $  227,831 $  284,839 $  341,780 $  398,789
$  800,000............... $  195,890 $  281,161 $  326,509 $  391,780 $  457,129
$  900,000............... $  220,890 $  294,491 $  368,179 $  441,780 $  515,469
$1,000,000............... $  245,890 $  327,821 $  409,849 $  491,780 $  573,809
$1,100,000............... $  270,890 $  361,151 $  451,519 $  541,780 $  632,149
$1,200,000............... $  295,890 $  394,481 $  493,189 $  591,780 $  690,489

  Amounts exceeding $120,000, which is adjusted from time to time by the Internal Revenue Service, would be paid pursuant to the UPS Excess Coordinating Benefit Plan. Pursuant to this plan, participants may choose to receive the benefit in the form of a life annuity, cash lump sum or life insurance with a cash value up to 100% of the present value of the benefit. Beginning with 1994, no more than $150,000, which is adjusted from time to time by the Internal Revenue Service, of cash compensation could be taken into account in calculating benefits payable under the UPS Retirement Plan. Participants who elect forms of payment with survivor options will receive lesser amounts than those shown in the above table.

  The compensation upon which the benefits are summarized in the table above includes salary and bonuses awarded under the UPS Managers Incentive Plan and the UPS Incentive Compensation Plan. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

  As of December 31, 1999, estimated or actual credited years of service under the plans to our Chief Executive Officer and our Named Executive Officers was as follows: Kelly -- 35, Alden -- 35, Schaffer -- 30, Clanin -- 29 and
Moderow -- 29.

  The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with no or only a limited reduction in the amount of their monthly benefits.

Report of the Compensation Committee on Executive Compensation

  The Compensation Committee of the Board of Directors has responsibility for determining the salary of the CEO, and for approving the salaries of all other executive officers after the CEO's recommendation. The Committee also determines the eligibility and levels of participation of executive officers under the United Parcel Service, Inc. Incentive Compensation Plan. The compensation department of the Human Resources group and independent compensation consultants assist the Committee.

  One of the most important compensation policies is the historical focus on the "manager-owner" concept, which has played a central role in the Company's success. Throughout its history, UPS has been owned by its managers and managed by its owners. To achieve this objective, compensation plans have facilitated stock ownership by management employees. The UPS Managers Incentive Plan, the UPS 1996 Stock Option Plan and UPS SavingsPLUS and United Parcel Service, Inc. Incentive Compensation Plan are each examples of such plans.

  UPS has a long-standing policy of promotion from within, wherever possible, which has significantly reduced, relative to other companies, the need to externally hire managers and executive officers. The overall management organization is comprised, to a high degree, of employees who have spent virtually their entire careers with the Company.

  Executive compensation has been strongly influenced by these policies. The CEO and Named Executive Officers are all long-term employees, each having more than 25 years of service. Because plans are designed to foster stock ownership by managers, each Named Executive Officer has accumulated a meaningful number of shares of the Company's common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and the executive officers have strong incentives to provide for our effective management. In the case of the CEO and each of the Named Executive Officers, annual appreciation derived from stock ownership, dividends and from awards under the UPS Managers Incentive Plan, the UPS 1996 Stock Option Plan and the United Parcel Service, Inc. Incentive Compensation Plan exceeds direct cash compensation. Of the forms of compensation in use, the awards formerly granted under the UPS Managers Incentive Plan, and now granted under the United Parcel Service, Inc. Incentive Compensation Plan, are most directly keyed to corporate performance because the aggregate amount available for distribution is based on profits.

  With respect to cash compensation, the Committee reviews data received directly from consultants concerning compensation for comparable positions at companies having similar revenues, irrespective of the financial performance of those companies. The 1999 salaries of each executive officer, including that of the CEO, were less than median compensation levels at similarly sized companies. The companies used for executive compensation comparisons are not limited to the companies comprising the S&P 500 Index and the Dow Jones Transport Average used in the performance chart contained in our proxy statement.

  To determine the appropriate CEO compensation and approve the appropriate compensation of each executive officer, the Committee exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to the Company's success, experience and ability, past short-term and long-term job performance and salary history. A significant factor in determining annual salary increases is the strong desire of the Committee to keep the compensation levels of executive officers equitable in comparison with the compensation of other executives with similar responsibilities at comparable companies and when compared to the compensation of other UPS management positions. The Committee places a strong emphasis on teamwork; therefore, annual base salaries are not solely dependent on objective, corporate performance standards for any executive officer.

  The Committee recommended and the Board approved a base salary increase for the CEO (Jim Kelly) that reflected Jim's strategic vision and leadership, UPS's business and operational results, and his ability to position UPS as the premier enabler of global commerce. The Committee did not assign particular weights to these factors.

  Stock bonus awards under the United Parcel Service, Inc. Incentive Compensation Plan are determined by a formula that takes into consideration profits, monthly salary, the number of participants and the level of participation. The level of participation for the CEO and executive officers is the same as for approximately 10,000 participating employees at or above the center manager level.

  Options granted under the United Parcel Service, Inc. Incentive Compensation Plan are long-term options intended to promote continuity of employment and to provide an additional opportunity for stock ownership. Generally, eligible employees include division managers, district department managers and others having equivalent or greater responsibilities. The number of options granted is based on salary and level of participation.

  Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Committee has not adopted a policy that all compensation be deductible under Section 162(m), in order to preserve the Committee's flexibility to compensate executive officers.

                                            The Compensation Committee
                                              Victor A. Pelson, Chairman
                                              Gary E. MacDougal
                                              Ann M. Livermore

Compensation of Directors

  In 1999, directors who were not employees received an annual director's fee of $55,000. Members of our Audit, Compensation and Nominating Committees who were not our employees received an additional annual fee of $2,500 for each committee on which they served, except that committee chairmen received an additional annual fee of $4,000. Mr. Rogers has declined to accept any fees for his services as a director.

  We established a retirement plan in February 1991, which provided retirement and disability benefits for directors who were neither employees nor former employees. Effective January 1, 1997, our Board agreed to discontinue this plan and, instead, increased the options for which outside directors are eligible under the UPS 1996 Stock Option Plan. At the discretion of our Board of Directors, outside directors may now receive grants of options under the United Parcel Service, Inc. Incentive Compensation Plan. To satisfy the obligations previously accrued under the retirement plan, our Board agreed to allocate to each director certain dollar amounts. These amounts will appreciate or depreciate in tandem with the changes in the share price of our common stock inclusive of dividends. At the time each director ceases to serve on our Board, the then current value of the account will be payable to him or her, or the designated beneficiary, either in cash or shares of our class A common stock. The value of these accounts at December 31, 1999, was: Mr. Brown, $1,609,825;
Mr. MacDougal, $1,609,825; Mr. Pelson, $804,913; and Mr. Teeter, $804,913.

  Options were granted to our outside directors in both March 1999 and November 1999, and, as a result, will not be granted in 2000. Beginning in 2001, options to outside directors will generally be granted only in the first quarter of each year at the discretion of the Board.

  Outside directors also have the option of deferring some or all of the fees and/or retainer payable in connection with their services on our Board into the UPS Deferred Compensation Plan for Non-Employee Directors. Deferred amounts are invested in certain mutual funds selected by each director. At the time a participating director ceases to be a director, the total value of the director's account will be payable to him or her, or the designated beneficiary, in 40 quarterly installments.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following non-employee directors were members of the Compensation Committee of our Board of Directors during all or part of 1999: Victor A. Pelson, Gary E. MacDougal, John W. Rogers and Ann M. Livermore. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his or her position as director and, with respect to Mr. Rogers, other than his benefits accrued while serving as our employee. Mr. Rogers is our former Chairman of the Board and Chief Executive Officer. He retired from active employment in 1989 and was a member of the Compensation Committee until November 1999.

                      SHAREOWNER RETURN PERFORMANCE GRAPH

  The following graph shows a five-year comparison, prepared in accordance with the rules of the SEC, of cumulative total shareowners' returns for our common stock, the S&P 500 Index and the Dow Jones Transport Average. The comparison of the total cumulative return on investment, which is the change in the quarterly stock price plus reinvested dividends, for each of the quarterly periods assumes that $100 was invested on December 31, 1994 in (1) the S&P 500 Index; (2) the Dow Jones Transport Average; and (3) the common stock of United Parcel Service of America, Inc., each share of which was converted into two shares of class A common stock of United Parcel Service, Inc. in November 1999. Although there is no public market for our class A common stock, after the expiration of certain restricted periods, it is convertible on a one-for-one basis into our class B common stock for which market quotations are available. The graph below therefore assumes that the class A shares and class B shares have the same value.

  In past years, the proxy statement of United Parcel Service of America, Inc. has also included a graph depicting ten-year returns to shareowners. The ten-year graph was included to provide a perspective on share performance that we considered to be helpful to shareowners before we became a publicly-traded company. However, following our initial public offering, and because of the relationship in the value of our class A common stock and our newly-created and publicly traded class B common stock, we have decided to present only the five-year graph required by SEC rules beginning this year.

                Comparison of Five-Year Cumulative Total Return

               (UPS, S&P 500 Index, Dow Jones Transport Average)

                             [GRAPH APPEARS HERE]

                                               DOW JONES
                                               TRANSPORT
                   UPS        S&P 500           AVERAGE
                 --------    ---------         ---------

12/31/94         $100.00      $100.00           $100.00
12/31/95         $114.54      $137.45           $137.90
12/31/96         $130.69      $168.92           $158.90
12/31/97         $140.52      $225.21           $231.73
12/31/98         $187.02      $289.57           $225.99
12/31/99         $656.70      $350.50           $215.76

                        CERTAIN BUSINESS RELATIONSHIPS

  William H. Brown, III, a member of our Board of Directors, serves as counsel to Schnader Harrison Segal & Lewis LLP, a law firm that provides legal services to us from time to time.

  Some of our executive officers are trustees of the UPS Retirement Plan. The UPS Retirement Plan, through wholly owned subsidiaries, owns real property that is leased to our subsidiaries for operating purposes at rental rates determined by independent firms of real estate appraisers. The rentals charged to our subsidiaries for the leased real estate during 1999 by this Plan aggregated $282,437.

               COMMON RELATIONSHIPS WITH OVERSEAS PARTNERS LTD.

  We have had significant relationships with Overseas Partners Ltd., or OPL, a Bermuda-based company that is engaged in reinsurance and other businesses. OPL was incorporated under Bermuda law in June 1983 as our wholly owned subsidiary. OPL was spun-off to UPS's shareowners as a taxable dividend and, as of January 1, 1984, was no longer a subsidiary. At least a majority of the owners of our class A common stock also are shareowners of OPL, and a majority of the directors and officers of OPL are our current or former employees. In February 1999, we paid OPL approximately $33.3 million for approximately 1.7 million shares of OPL common stock to be distributed in connection with UPS Managers Incentive Plan awards.

  One of our officers and directors is also a director of OPL. In determining which leasing or other arrangements to enter into with us, this individual considers the impact of business decisions on each of the two companies. Although they consider prevailing market conditions in making these decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. Until October 1, 1999, OPL also served as a reinsurer of excess value insurance on packages that we carried. Further information relating to these reinsurance and leasing transactions is provided below.

  We do not have any formal conflict of interest resolution procedures. Nevertheless, in connection with the insurance by OPL of risks related to our business, we believe the rates charged by the primary insurers reinsured by OPL were competitive with those charged to shippers utilizing other carriers. Additionally, in connection with major transactions in which we and OPL have been involved, primarily leasing transactions, we have generally obtained fairness or valuation opinions from one or more leading investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

  During 1999, National Union Fire Insurance Company, a subsidiary of American International Group, Inc., terminated the five underlying policies that provide shippers' risk insurance for our customers. The termination of these policies triggered the immediate termination of the reinsurance agreement between National Union and OPL.

  Effective October 1, 1999, we restructured the program, and National Union issued five new policies covering our customers. Through a wholly owned subsidiary that is a licensed insurance agency, Glenlake Financial Corporation, an indirect wholly owned subsidiary of UPS, now offers excess value package insurance to be issued under the five new policies to our customers.

  UPS Re Ltd., our wholly owned subsidiary, has entered into a reinsurance agreement under which it will reinsure substantially all of the risks underwritten by National Union in exchange for substantially all of the premiums collected. UPS Re Ltd. is a licensed reinsurance company formed in 1999. UPS Re Ltd., which is domiciled in Bermuda, has elected to be taxed on its income as part of our consolidated income tax return for federal income tax purposes.

  As of March 1, 2000, we did not own any shares of OPL common stock.

Reinsurance Transactions

  OPL was organized to reinsure shippers' risks relating to packages carried by us as a common carrier as well as to underwrite life and property and casualty reinsurance for insureds unaffiliated with us. Since commencing operations on January 1, 1984, and until October 1, 1999, OPL's reinsurance of risk related to packages involved reinsuring insurance issued by United States-based insurance companies unaffiliated with us or OPL. This reinsurance covered the risk of loss or damage to shippers' packages carried by our subsidiaries and unaffiliated foreign common carriers whose declared value exceeded $100 or equivalent in foreign currency. Our position has been that the reinsurance of excess value insurance did not involve transactions conducted between us and OPL. Various subsidiaries of American International Group, Inc., an insurance company unaffiliated with us, have previously insured and continue to insure customer packages in return for premiums paid by the customers. After an adverse decision of the United States Tax Court against us in August 1999, the OPL reinsurance arrangements were terminated as a result of American International Group's termination of the insurance policies. Until October 1, 1999, OPL reinsured these primary insurers, whose premium payments constituted OPL's largest source of revenues and profits. OPL earned reinsurance premiums of approximately $273.5 million for reinsuring package risks from January 1, 1999 to September 30, 1999. OPL's reinsurance business has also included reinsurance of workers compensation insurance issued by another unaffiliated United States-based insurance company covering risks of one of our subsidiaries in the state of California.

Leasing Transactions

  OPL's business also includes leasing certain real property to our subsidiaries through Overseas Partners Capital Corporation. OPCC is a wholly owned subsidiary of OPL, and OPL has guaranteed OPCC's performance of the leasing arrangements described below. In December 1989, OPCC acquired from us our Ramapo Ridge Facility. Beginning in July 1990, we leased this facility for an initial term ending in 2019. We use this facility as a data processing, telecommunications and operations center. Lease payments on this facility have fixed and variable components. The fixed component provides for aggregate lease payments of approximately $216.0 million over the initial term of the lease. The variable component is based on the number of customer accounts we maintain.

  OPCC has irrevocably assigned the right to receive the fixed component of rentals on the facility lease to its subsidiary, OPL Funding Corp., a Delaware corporation. OPL Funding pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. Our obligation to pay the fixed rentals to OPL Funding is absolute and unconditional during the initial term of the lease and continues after an early lease termination unless we pay to OPL Funding an amount sufficient to defease the remaining interest payments on the bonds. In the event that OPCC fails to pay certain income taxes, we are obligated to pay additional rentals to provide for such taxes. OPCC is required to reimburse us the amount of any such termination or tax payments.

  At the conclusion of this lease, we may purchase the Ramapo Ridge Facility at fair market value. We have an option to purchase the land on which the facility is located, but not the buildings, from OPCC in 2050 for approximately $63.7 million, subject to certain adjustments for increases in the fair market value of the land. In 1999, OPCC and its subsidiary, OPL Funding, received rental payments of approximately $17.9 million in the aggregate from us pursuant to the lease described above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, our directors and executive officers complied during 1999 with all applicable Section 16(a) filing requirements, except that, due to our own error, Mr. MacDougal's annual report on Form 5 was filed approximately one week late. We had no 10% shareowners during 1999.

                      RATIFICATION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

  Our Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit our consolidated financial statements for the year ending December 31, 2000 and to prepare a report on this audit. A representative of Deloitte & Touche LLP will be present at the meeting and available to respond to appropriate questions by shareowners.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE
     FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
     ---

             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                                (PROPOSAL NO. 3)

  Our Board of Directors has approved and recommends to the shareowners that they approve a proposal to amend our Restated Certificate of Incorporation to modify the definition of a "permitted transferee" as it applies to lending institutions. The definition of "permitted transferee" is relevant because holders of class A common stock may not transfer their stock prior to the end of the applicable restrictive period, as provided in Article Four, Section
(c)(7) of our Restated Certificate of Incorporation, to any person other than a permitted transferee. In addition, even after the restrictive period has expired, a transfer of class A common stock to any person other than a permitted transferee will cause the transferred stock to automatically convert into class B common stock.

  The proposed change broadens the definition of "permitted transferee" to include all types of lending institutions when common stock is transferred to them pursuant to pledges by certain of our shareowners. The current Restated Certificate of Incorporation provides that pledges may only be made to a "bank or trust company" in order to qualify the institution as a permitted transferee. The proposed amendment to the Restated Certificate of Incorporation would allow the institution to qualify as a permitted transferee even if it did not legally qualify as a "bank or trust company."

  The proposed change to the definition of a "permitted transferee" also modifies the requirement that once a shareowner pledges shares to a lending institution, in order to qualify as a "permitted transferee," the institution must agree to "immediately sell" the pledged shares to us in the event that the institution forecloses on the shares. The proposed language provides that the lending institutions would have to agree to "immediately offer to sell" the pledged shares to us, but would not suggest that the sale be required.

  The full text of the proposed amendment to our Restated Certificate of Incorporation is set forth in Annex A to this Proxy Statement.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR THE
                                                                ---
    ADOPTION OF THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION.

                            SOLICITATION OF PROXIES

  We will pay the cost of soliciting of proxies on our own behalf. Directors, officers and other employees may solicit proxies by mail, in person or by telecommunication. We have engaged Corporate Investor Communications, Inc. to assist us in the proxy solicitation process and will pay that firm approximately $8,000 for its services. We will not pay any additional compensation, except reimbursement for actual expenses, for this solicitation. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to materials from, beneficial owners.

                                OTHER BUSINESS

  Our Board is not aware of any business to be conducted at the Annual Meeting other than the proposals described in this Proxy Statement. However, should any other matter requiring a vote of the shareowners arise, or should any director nominee be unable to serve or for good cause refuse to serve, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

  Under our Bylaws and SEC regulations, any shareowner proposals or director nominations for the 2001 Annual Meeting of Shareowners must be received by our Secretary not later than November 27, 2000, and proxies may not exercise their discretionary voting authority with respect to shareowner proposals that were timely received.

  A copy of our 1999 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Secretary, United Parcel Service, Inc., 55 Glenlake Parkway, NE, Atlanta, Georgia 30328.

                                                                        ANNEX A

                                FIRST AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          UNITED PARCEL SERVICE, INC.

  The Certificate of Incorporation of United Parcel Service, Inc. is hereby amended as follows:

  Subparagraph (c)(16)(i)(H) of Article Fourth of the Corporation's Restated Certificate of Incorporation is deleted in its entirety and replaced with the following:

  "a lending institution in connection with a pledge of shares by a person who either (1) was a holder on the Public Offering Date of the shares being pledged or (2) was an employee of the Corporation or one of its subsidiaries on the date of the pledge of such shares; and such shares are pledged as bona fide collateral for a loan to such person provided such lending institution agrees in writing to immediately offer to sell such shares to the Corporation in the event such lending institution forecloses on such shares;"

  The foregoing amendment shall be effective as of the approval of the amendment by the Shareowners of the Corporation pursuant to the terms of
Section 242(b) of the Delaware General Corporation Law.

                                 [LOGO OF UPS]




                             [RECYCLED PAPER LOGO]

                                                       P.O. BOX 41784
FIRST UNION NATIONAL BANK                              ATTN: PA 1204-ESS
                                                       PHILADELPHIA, PA
                                                       19101-1784
                                                       1-888-663-8325

                                                             March 27, 2000

To Participants in the UPS Qualified Stock Ownership
 Plan and Trust:

  We have been advised that the annual meeting of shareowners of United Parcel Service, Inc. (the "Corporation") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 12, 2000, at 9:00 a.m. A copy of the Notice of Meeting and Proxy Statement and a Letter of Instructions to execute the proxy, which is being solicited on behalf of the Board of Directors of the Corporation, are enclosed.

  Under the UPS Qualified Stock Ownership Plan and Trust Agreement, we are to notify you of the time and place of the meeting and furnish you the enclosed Letter of Instructions, which allows you to require us to vote your shares as you indicate. If you wish to instruct us how to vote your shares, please complete, date, sign and return the Letter of Instructions to us in the enclosed pre-addressed postage-paid envelope.

  If we do not hear from you prior to May 5, 2000, we will execute and deliver to Joseph R. Moderow, the Secretary of the Corporation, a proxy to vote your shares in the same proportion as the shares allocated under the UPS Qualified Stock Ownership Plan and Trust for which Letters of Instructions to execute proxy are received and voted.

                                      Very truly yours,

                                      First Union National Bank
                                      Trustee, UPS Qualified Stock
                                      Ownership
                                      Plan and Trust

        ----------------------------TOP--------------------------------
                             FOLD HERE AND DETACH

                          UNITED PARCEL SERVICE, INC.
          This Proxy is Solicited on Behalf of the Board of Directors
             Proxy for Annual Meeting of Shareowners--May 12, 2000
United Parcel Service, Inc.
ATTN: Secretary
55 Glenlake Parkway, N.E.
Atlanta, Georgia 30328

  The undersigned hereby appoints JAMES P. KELLY and JOSEPH R. MODEROW, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in the name of the undersigned as of March 15, 2000 at the annual meeting of shareowners of United Parcel Service, Inc. ("UPS") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 12, 2000, and at any or all adjournments thereof, and the undersigned hereby instructs and authorizes said attorneys to vote as follows:

1. ELECTION OF DIRECTORS  FOR ALL NOMINEES LISTED BELOW [_]        WITHHOLD AUTHORITY [_]
                          (except as marked to the contrary below) to vote for all nominees listed below

 William H. Brown, III, Robert J. Clanin, Michael L. Eskew, James P. Kelly,
 Ann M. Livermore, Gary E. MacDougal, Joseph R. Moderow, Kent C. Nelson,
 Victor A. Pelson, Charles L. Schaffer, Lea N. Soupata, Robert M. Teeter and Thomas H. Weidemeyer.
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.
-------------------------------------------------------------------------------

2. FOR [_]  AGAINST [_]  ABSTAIN [_]  The ratification of Deloitte & Touche LLP as auditors for UPS and its subsidiaries for the year ending December 31, 2000.

3. FOR [_]  AGAINST [_]  ABSTAIN [_]  The amendment of our Restated Certificate of Incorporation to modify the definition of a "permitted transferee" as it applies to lending institutions.

 In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
                                    (OVER)

         --------------------------BOTTOM----------------------------

        ----------------------------TOP--------------------------------
                          [LOGO OF UPS APPEARS HERE]
                           - FOLD HERE AND DETACH -
--------------------------------------------------------------------------------

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this Proxy will be voted FOR the election of all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

----------------------------------------------                   --------------------------------------------
SIGNATURE (sign exactly as                                       SIGNATURE OF CO-OWNER IF ANY
 name appears hereon)                                            For joint accounts, all
                                                                 co-owners must sign. Executors,
Dated this          day of            , 2000                     administrators, custodians, trustees,
           -------        -----------                            etc. should so indicate when signing.

Do you plan to attend the Annual Meeting of Shareowners? [_] Yes  [_] No

           Return this card in the enclosed Business Reply Envelope.

         --------------------------BOTTOM----------------------------

        ----------------------------TOP--------------------------------
                           - FOLD HERE AND DETACH -

               UPS QUALIFIED STOCK OWNERSHIP PLAN AND TRUST

 Letter of Instructions to Execute Proxy for Annual Meeting of Shareowners of
                       UNITED PARCEL SERVICE, INC.

              Solicited on Behalf of the Board of Directors

FIRST UNION NATIONAL BANK
P.O. Box 41784
Philadelphia, PA 19101-1784

  The undersigned hereby authorizes First Union National Bank to appoint JAMES
P. KELLY and JOSEPH R. MODEROW, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in the name of the undersigned and held by the UPS Qualified Stock Ownership Plan and Trust as of March 15, 2000 at the annual meeting of shareowners of United Parcel Service, Inc. ("UPS") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 12, 2000, and at any or all adjournments thereof, and the undersigned hereby instructs and authorizes said attorneys to vote as follows:

1. ELECTION OF DIRECTORS  FOR ALL NOMINEES LISTED BELOW [_]        WITHHOLD AUTHORITY [_]
                          (except as marked to the contrary below) to vote for all nominees listed below

 William H. Brown, III, Robert J. Clanin, Michael L. Eskew, James P. Kelly, Ann M. Livermore, Gary E. MacDougal, Joseph R. Moderow, Kent C. Nelson, Victor A. Pelson, Charles L. Schaffer, Lea N. Soupata, Robert M. Teeter and Thomas H. Weidemeyer.
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

-------------------------------------------------------------------------------

2. FOR [_]    AGAINST [_]    ABSTAIN [_]         The ratification of Deloitte & Touche LLP as auditors for
                                                 UPS and its subsidiaries for the year ending December 31,
                                                 2000.

3. FOR [_]    AGAINST [_]    ABSTAIN [_]         The amendment of our Restated Certificate of
                                                 Incorporation to modify the definition of a "permitted
                                                 transferee" as it applies to lending institutions.

 In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
                                    (OVER)
         ---------------------------BOTTOM----------------------------

        ----------------------------TOP--------------------------------
                          [LOGO OF UPS APPEARS HERE]
                           - FOLD HERE AND DETACH -

This Letter of Instructions to Execute Proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, the Proxy will be voted in the same proportion as the shares allocated under the UPS Qualified Stock Ownership Plan and Trust for which Letters of Instruction to Execute Proxy are received and voted.

-------------------------------        ----------------------------------------
SIGNATURE (sign exactly as             SIGNATURE OF CO-OWNER IF ANY
name appears hereon)                   For joint accounts, all
                                       co-owners must sign. Executors,
Dated this          day of             administrators, custodians,
          ---------                    trustees, etc. should so indicate
           , 2000                      when signing.
----------


Do you plan to attend the Annual Meeting of Shareowners? [_] Yes  [_] No

           Return this card in the enclosed Business Reply Envelope.


         --------------------------BOTTOM----------------------------